Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Park National Corporation:
Form S-8 No. 33-92060
Form S-8 No. 333-52653
Form S-8 No. 333-59360
Form S-8 No. 333-59378
Form S-8 No. 333-91178
Form S-8 No. 333-115136
Form S-8 No. 333-126875
Form S-3 No. 333-156887
Form S-3 No. 333-159454
of our report dated February 24, 2010, with respect to the consolidated financial statements of Park National Corporation and the effectiveness of internal control over financial reporting, which report is incorporated by reference from Park National Corporation’s 2009 Annual Report to Shareholders in this Annual Report on Form 10-K of Park National Corporation for the fiscal year ended December 31, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Columbus, Ohio
February 24, 2010